                                                           SERVICE AGREEMENT

         This SERVICE AGREEMENT ("Agreement") is dated as of December 17, 2001 and is made by and between New England Power Company,
                                                             -----------------
a Massachusetts corporation ("NEP"), and Morgan Stanley Capital Group Inc., a Delaware corporation ("Buyer").  NEP and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

         This Agreement sets forth the rates, terms and conditions under which NEP will sell to Buyer the energy, capacity and other electric products that NEP is entitled to as a joint owner of the William F. Wyman Unit No. 4 Generating Station, and as a party to the William F. Wyman Unit No. 4 Agreement for Joint Ownership, Construction and Operation, dated November 1, 1974, as amended, between and among Central Maine Power Company, Bangor Hydro-Electric Company, Maine Public Service Company, Boston Edison Company,
Fitchburg Gas and Electric Light Company, Montaup, NEP, New Bedford Gas and Edison Light Company, Newport Electric Corporation,
Public Service Company of New Hampshire and Vermont Electric Power Company (as amended or supplemented) ("Wyman 4 Agreement").

ARTICLE 1.        BASIC UNDERSTANDINGS

         1.1      Definitions.  The following words and terms shall be understood to have the following meanings when used in this
                  -----------
                  Agreement, or in any associated documents entered into in conjunction with this Agreement.  In addition, except as otherwise expressly provided, where terms used in this Agreement are defined in the NEPOOL Agreement and not otherwise defined herein, such definitions are expressly incorporated into this Agreement by reference.

                  "Affiliate" means, in relation to any person, any entity controlled, directly or indirectly, by such person, any entity that controls, directly or indirectly, such person, or any entity directly or indirectly under common control with such person, except that with respect to Buyer the term Affiliate shall not include Morgan Stanley Derivative
                  Products Inc.  For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

                  "Business Day" means a weekday on which banks are open for general commercial business in Massachusetts and New York.

                  "Credit Support Document" means any collateral, security, guaranty or other similar agreement undertaken in connection with this Agreement, including any documentation in respect of Performance Assurance.

                  "Delivery Point" shall mean the point where capacity and energy generated by the William F. Wyman Unit No. 4 is delivered to the Pool Transmission Facilities ("PTF") located in South Gorham, Maine, as defined by the NEPOOL
                  Agreement.

                  "Event of Default" means the occurrence of any of the following:

                  (a)      The failure of either Party or its guarantor to make any payment as required or perform any obligation (i)
                           under this Agreement (which Event of Default shall not include a delay in payment that is cured within two
                           (2) Business Days of a demand for payment or any other failure of performance that is cured within ten (10)
                           Business Days of a demand for cure or other corrective action deemed satisfactory by the Performing Party in its sole discretion); (ii) under any Credit Support Document, after giving effect to any applicable notice or grace period thereunder; or (iii) under any Specified Agreement, after giving effect to any applicable notice or grace period thereunder;

                  (b)      The repudiation by either Party or any guarantor of any obligation (i) under this Agreement; (ii) under any
                           Credit Support Document; or (ii) under any Specified Agreement;

                  (c)      Either Party or any guarantor:  (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation; (v)
                           has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

                  (d)      The Party or any guarantor of such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, or reorganizes, incorporates, reincorporates, or reconstitutes into or as, another entity, or another entity transfers all or substantially all of its assets to, or reorganizes, incorporates, reincorporates, or reconstitutes into or as, the Party and (i) the creditworthiness of the Party or the resulting, surviving, transferee or successor entity is materially weaker than that of the Party or such guarantor, as the case may be, immediately prior to such action; (ii)
                           the resulting, surviving, transferee or successor entity fails to assume all the obligations of the Party or such guarantor under this Agreement or any Credit Support Document to which it or its predecessor was a party; or (iii) the benefits of any Credit Support Document fail to extend (without the consent of the other Party) to the performance by such resulting, surviving, transferee or successor entity of its obligations under this Agreement;

                  (e)      A default, event of default or other similar condition or event (however described) in respect of a Party or its guarantor, if any, under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than ten million dollars
                           ($10,000,000) which has resulted in such Specified Indebtedness becoming due and payable under such agreements or instruments, before it would otherwise have been due and payable, or a default by either
                           Party or its guarantor, if any, (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than ten million dollars ($10,000,000) under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

                  (f)      The failure of a Party to provide the other Party with Performance Assurance pursuant to the terms of this
                           Agreement or any Credit Support Document; or

                  (g)      The making of a materially incorrect or misleading representation or warranty under this Agreement.

                  "FERC" shall mean the Federal Energy Regulatory Commission.

                  "Good Utility Practice (s)" shall mean the practices, methods and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry) that at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, codes, standards, equipment manufacturer's recommendations, reliability, safety, environmental protection, economy and expedition.

                  "Interest Rate" shall mean the prime rate of interest announced by Fleet Bank or its successor, as its prime rate in effect on the first day of the month.

                  "ISO-NE" shall mean the The Independent System Operator of New England provided in the NEPOOL Agreement, or its successor, including a FERC approved regional transmission organization.

                  "NEPOOL" shall mean The New England Power Pool, or its successors.

                  "NEPOOL Agreement" shall mean The New England Power Pool Agreement dated as of September 1, 1971, as amended and as may be amended or restated from time to time.

                  "NEP" shall mean New England Power Company, and NEP's successors, and/or assigns.

                  "Performance Assurance" shall mean a cash pre-payment, an irrevocable standby letter of credit, a guaranty, and/or other security, all in a form and amount reasonably acceptable to the Requesting Party.

                  "Specified Agreement" shall mean any contract or transaction, including an agreement with respect thereto (whether or not documented under or effected pursuant to a master agreement) now existing or hereafter entered into between one Party to this Agreement (or its guarantor, if any) and the other Party to this Agreement (or its guarantor, if any).

                  "Specified Indebtedness" shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

                  "Unit" shall mean the William F. Wyman Unit No. 4, also referred to as NEPOOL Unit Asset ID # 642 - Yarmouth 4.

         1.2      NEP Third-Party Relationships and Interaction with Unit.  NEP will act in all its third-party contractual
                  -------------------------------------------------------
                  relationships pertaining to this Agreement as if it were fully exposed to the costs and the economic consequences resulting from these actions and not protected by this Agreement.  NEP will be solely responsible for all communication with the operator and owners of the Unit.  Buyer shall not communicate directly with the operator and other owners of the Unit without prior consent of NEP.

ARTICLE 2.        EFFECTIVE DATE AND TERM

         2.1      Term.  This Agreement shall become effective at 12:01 a.m. on December 1, 2001 or any such other effective date
                  ----
                  granted by the Federal Energy Regulatory Commission ("Effective Date").  Unless terminated earlier pursuant hereto, this Agreement shall continue through February 28, 2005; provided, however, that the applicable provisions of this
                  Agreement shall continue in effect until all final billings, payments and adjustments are completed for any deliveries made hereunder.

         2.2      Sale of Unit.  If NEP sells its ownership interest in the Unit during the term of this Agreement, at NEP's sole
                  ------------
                  discretion, NEP will either:  (i) assign this Agreement to NEP's transferee, subject to the Buyer's approval, which shall not be unreasonably withheld provided that the long-term, unsecured, unsubordinated debt of the new owner of
                  NEP's interest in the Unit is not rated below BBB- or Baa3 by Standard and Poor's Rating Group ("S and P") or Moody's
                  Investors Service, Inc. ("Moody's"), respectively; (ii) agree to continue as counterparty to Buyer for this
                  Agreement; or (iii) terminate this Agreement and pay Buyer according to the following schedule:

                                    Sale Date                          Payment Amount
                                    ---------                          --------------

                                    12/2001 to 2/2003         $4 million to $3 million
                                    3/2003 to 2/2004          $3 million to $2 million
                                    3/2004 to 2/2005          $2 million to $1 million

                  The payment from NEP shall be prorated on a declining monthly basis according to the date in the month when the sale closing on NEP's ownership interest occurs.

ARTICLE 3.  SALE OF ENERGY AND CAPACITY

         3.1      Sale of Energy and Capacity.  Commencing as of the Effective Date, NEP shall sell and deliver and Buyer shall
                  ---------------------------
                  purchase and take 9.2695 percent of the energy, capacity and other electric products of the Unit, which percent is the total amount that NEP is entitled to as a joint owner and as a party to the Wyman 4 Agreement.  Title from NEP to Buyer shall pass at, and the energy shall be delivered to Buyer at, the Delivery Point.  Buyer shall be responsible for making all arrangements necessary for the further transmission of the energy beyond the Delivery
                  Point and will bear any associated costs and losses at and after the Delivery Point.

         3.2      Good Utility Practice.  Each Party shall adhere to Good Utility Practice applicable to this Agreement including
                  ---------------------
                  policies, rules, criteria and guidelines as defined by the NEPOOL Agreement that is administered by ISO-NE.

         3.3      Submission of Unit Data.  FPL Energy Wyman IV, or its successor, is the Lead Participant in the Unit and, as such,
                  -----------------------
                  is responsible to submit Unit data to the ISO-NE.  Neither Party hereto shall be responsible for submitting Unit data to ISO-NE.  It is understood that the Unit will be dispatched pursuant to the terms of the NEPOOL Agreement.

         3.4      Transfer of Rights.  The rights, benefits and obligations transferred under this Agreement include only energy,
                  ------------------
                  capacity and other electric products of the Unit.  NEP retains all of the rights, benefits, liabilities and obligations under the Wyman 4 Agreement not explicitly transferred under this Agreement, including, but not limited to, NEP's rights and obligations as a joint owner or equity holder of the Unit.

ARTICLE 4.  PAYMENTS

         4.1      Fixed Payment.  Each calendar month during the term of this Agreement, Buyer will make a monthly payment to NEP in
                  -------------
                  the amount of $180,268 (the "Fixed Payment").  Buyer shall remit the Fixed Payment no later than ten (10) Business
                  Days after receipt of an invoice therefore from NEP.  Buyer's obligation to pay the Fixed Payment shall continue until the earlier of:  (a) the termination of this Agreement as set forth herein; or (b) as otherwise provided for in this Agreement.

         4.2      Payments By Buyer.  Commencing as of the month following the Effective Date and for each month through the
                  -----------------
                  expiration or termination of this Agreement, Buyer shall pay NEP for the 9.2695 percent of Unit entitlement made available by NEP to Buyer hereunder.  These payments shall reflect the Unit's cost of service, which shall consist of:  (a) O and M charges for the plant; and (b) the estimated cost of No. 6 fuel oil delivered to the Unit.  The O and M invoice will contain a true-up of the actual fuel expenses to the estimated fuel purchases previously billed.  NEP shall render to Buyer a billing statement no earlier than the tenth (10th) day of each month showing the amount due and payable for the previous month pursuant to this Section 4.2.  Buyer shall pay such billing statement within fifteen (15) days of Buyer's receipt of such invoice.  Buyer may dispute all or any part of any invoice by providing
                  NEP written notice thereof within fifteen (15) days of receipt of such invoice and by paying to NEP any amount not in dispute.  Any unpaid amount will accrue interest at the Interest Rate.

         4.3      Payments By NEP.  NEP will reimburse Buyer for any total annual O and M charges in excess of $1,600,000 per calendar
                  ---------------
                  year by March 1st of every year, for the prior calendar year (or portion thereof), through March 1, 2006.  Buyer will provide NEP with all invoices to verify any reimbursable amount due Buyer.  Payment from NEP is due within ten
                  (10) Business Days of receipt of an invoice from Buyer.  NEP may dispute all or any part of any invoice by providing
                  Buyer written notice thereof within ten (10) Business Days of receipt of such invoice and by paying to Buyer any amount not in dispute.  Any unpaid amount will accrue interest at the Interest Rate.

         4.4      Payment by Wire Transfer.  All payments required to be paid to a Party under this Agreement shall be paid in
                  ------------------------
                  immediately available funds by wire transfer to an account designated by the Party to receive such payment.

         4.5      Interest.  If either Party fails to remit any amount payable by it when due, interest on such unpaid portion shall
                  --------
                  compound monthly from the due date at the Interest Rate.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

         5.1      Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:
                  -------------------------------------

                  (a)      It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

                  (b)      It has the corporate, governmental and/or other legal capacity, authority and power to execute, deliver and enter into this Agreement and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance;

                  (c)      Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

                  (d)      Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

                  (e)      No Event of Default with respect to it, or event which with notice and/or lapse of time would constitute such an Event of Default, has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

                  (f)      There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this
                           Agreement or its ability to perform its obligations hereunder;

                  (g)      It is not relying upon any representations or the other Party other than those expressly set forth in this
                           Agreement;

                  (h)      It has entered into this Agreement based upon its own judgment and any advice from such advisors as it has deemed necessary, with a full understanding of the material terms and risks thereof, and is capable of assuming those risks; and

                  (i)      The other Party has not given to it any assurance or guarantee as to the expected financial performance or result of this Agreement.

         5.2      Representation of NEP.  NEP further represents and warrants to Buyer that:  (a) NEP has supplied Buyer with
                  ---------------------
                  information regarding past total O and M charges, megawatt-hours production, and unit availability that, to the best of
                  NEP's knowledge, were accurate and complete when made.  NEP acknowledges that Buyer has forecasted variable O and M charges to be approximately $2.00/MWh for the Unit with an approximate 9.8 heat rate; and (b) NEP has no knowledge of any plan, such as the elimination of the economizer, that could cause the long-term Unit heat rate to increase significantly over historical norms.  The Buyer acknowledges that NEP bears no responsibility in any future changes to the operating characteristics of the Unit including changes in fixed O and M charges, variable O and M charges and heat rate.

         5.3      Limitation of Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF
                  ------------------------
                  FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

ARTICLE 6.  INDEMNIFICATION

         6.1      Indemnification of Buyer.  NEP shall indemnify, defend and hold harmless Buyer and Buyer's Affiliates, directors,
                  ------------------------
                  officers, employees, agents and permitted assigns (each an "Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, judgments, settlements, awards, fines, penalties, costs and expenses
                  (excluding consequential or special damages) including, without limitation, reasonable attorney's fees and reasonable disbursements in connection therewith to the extent the foregoing are not covered by insurance (each, an
                  "Indemnifiable Loss"), asserted against or suffered by Buyer relating to, resulting from or arising out of NEP's breach of this Agreement or the Wyman 4 Agreement and not caused by negligence or willful misconduct of Buyer or any of its Affiliates, directors, officers, employees, agents and permitted assigns.

         6.2      Indemnification of NEP.  Buyer shall indemnify, defend and hold harmless NEP and NEP's Affiliates, directors,
                  ----------------------
                  officers, employees, agents and permitted assigns (each an "Indemnitee") from and against any and all Indemnifiable
                  Losses asserted against or suffered by NEP relating to, resulting from or arising out of Buyer's breach of this
                  Agreement and not caused by negligence or willful misconduct of NEP or any of its Affiliates, directors, officers, employees, agents and permitted assigns.

         6.3      Recoveries from Insurers.  Any Indemnitee having a claim under these indemnification provisions shall make a good
                  ------------------------
                  faith effort to recover all Indemnifiable Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder.  The amount of any Indemnifiable Loss shall be reduced (a) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (b) to take into account any net tax benefit recognized by the Indemnitee arising from the recognition of the
                  Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

         6.4      No Effect on Indemnification.  The expiration, termination or extinguishment of any covenant or agreement shall not
                  ----------------------------
                  affect the Parties' obligations under this Article to provide indemnification for an Indemnifiable Loss.

         6.5      Remedies Exclusive.  Except as provided in Article 8.2 of this Agreement, the rights and remedies of NEP and Buyer
                  ------------------
                  under this Article are exclusive and in lieu of any and all other rights and remedies which NEP and Buyer may have under this Agreement or otherwise for monetary relief with respect to any relationship or payment obligation resulting from this Agreement.

         6.6      Notice to Indemnifying Party.  If any Indemnitee receives notice of the assertion of any claim or of the
                  ----------------------------
                  commencement of any claim, action, or proceeding made or brought by any person who is not a Party hereunder (a
                  "Third Party Claim") with respect to which indemnification is to be sought from the other Party (the "Indemnifying
                  Party"), the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim.
                  Such notice shall describe the nature of the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The
                  Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying
                  Party's own counsel, and the Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense.

         6.7      Assumption of Defense by Indemnifying Party.  If within ten (10) calendar days after an Indemnitee provides written
                  -------------------------------------------
                  notice to the Indemnifying Party of any Third Party Claim the Indemnitee received written notice from the
                  Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 6.6, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the
                  Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, either within the time by which a responsive filing is due or within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, whichever period is shorter, the Indemnitee may assume it sown defense, and the Indemnifying Party will be liable for all reasonable attorneys' fees and expenses thereof.  Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying
                  Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such third
                  Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the
                  Indemnitee up to the date of such notice.

         6.8      Claims Not From Third Party Claim.  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not
                  ---------------------------------
                  result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim.  The Indemnifying Party shall have a period of thirty (30) calendar days or the period for a responsive pleading specified by the rules applicable to such Direct Claim, whichever period is shorter, within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such period, the
                  Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the
                  Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement.

         6.9      Insurance Payments.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity
                  ------------------
                  payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premium incurred in connection therewith (together with interest thereon from the date of payment thereof at the Interest Rate), shall promptly be repaid by the Indemnitee to the
                  Indemnifying Party.  Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the
                  Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Master Transfer Agreement in respect of such Indemnifiable
                  Loss, (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the
                  Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party.  Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.  Nothing in this Section shall be construed to require any Party hereto to obtain or maintain any insurance coverage.

         6.10     Failure to Give Timely Notice.  A failure to give timely notice as provided under this Article 6 shall not affect
                  -----------------------------
                  the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE 7.        ARBITRATION

         7.1      Dispute Resolution Process.  Any dispute between NEP and Buyer involving this Agreement shall be referred to a
                  --------------------------
                  senior representative of Buyer designated by Buyer and a senior representative of NEP designated by NEP for resolution on an informal basis as promptly is practicable.  In the event the designated senior representatives are unable to resolve the dispute within thirty (30) calendar days, or such other period as the Parties may jointly agree upon, such dispute shall be submitted to arbitration and resolved in accordance with the arbitration procedure set forth in this Article.  The arbitration shall be conducted before a single neutral arbitrator appointed by the
                  Parties.  If the Parties fail to agree upon a single arbitrator within ten (10) calendar days of the referral of the dispute to arbitration, Buyer and NEP shall each choose one arbitrator, who shall sit on a three-member arbitration panel.  The two arbitrators so chosen shall within twenty (20) calendar days select a third arbitrator to act as chairman of the arbitration panel.  In either case, the arbitrators shall have relevant experience with and be knowledgeable about contract law and/or in electric power matters, including wholesale power transactions and power market issues, and shall not have any current or past substantial business or financial relationships with any party to the arbitration.

         7.2      Conduct of Arbitrations.  The arbitrator(s) shall afford each of the Parties an opportunity to be heard and, expect
                  -----------------------
                  as otherwise provided herein, shall generally conduct the arbitration in accordance with the then current Commercial
                  Arbitration Rules of the American Arbitration Association.  There shall be no formal discovery conducted in connection with the arbitration; however, the Parties shall exchange copies of documents relevant to the claims or defenses of the Parties within forty-five (45) calendar days of the commencement of the arbitration.  The Parties also shall exchange witness lists and copies of any exhibits that they intend to utilize in their direct presentations at any hearing before the arbitrator(s) at least ten (10) calendar days prior to such hearing, along with any other information or documents specifically requested by the arbitrator(s) prior to the hearing.  Unless otherwise agreed, the arbitrator(s) shall render a decision within one hundred twenty (120) calendar days of his, her or their appointment and shall notify the Parties in writing of such decision and the reasons therefore, and shall make an award apportioning the payment of the costs and expenses of arbitration among the Parties; provided, however, that each Party shall bear the costs and expenses of its own attorneys, expert witnesses and consultants.

         7.3      Limitations on Arbitrators.  The arbitrator(s) shall be authorized only to interpret and apply the provisions of
                  --------------------------
                  this Agreement, and shall have no power to modify or change any of the above in any manner.  The decision of the arbitrator(s) shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction.  The decision of the arbitrator(s) may be appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the provisions of the Federal Arbitration Act and/or the
                  Administrative Dispute Resolution Act.

ARTICLE 8.        DEFAULT

         8.1      Event of Default.  Upon the occurrence and during the continuation of an Event of Default, the non-defaulting Party
                  ----------------
                  ("Performing Party") may do one or more of the following with respect to the Defaulting Party hereunder:

                  (a)      Withhold or suspend all payments to the Defaulting Party required hereunder and/or withhold or suspend all other performance otherwise due to the Defaulting Party hereunder; and/or

                  (b)      Upon at least one (1) Business Day's written notice to the Defaulting Party, designate in such written notice a commercially reasonable Early Termination Date.

         8.2      Early Termination.  Upon the Early Termination Date, this Agreement shall terminate, the remaining energy
                  -----------------
                  entitlements under the Wyman 4 Agreement, if any, shall transfer back to NEP; and the Performing Party shall determine the Settlement Payment owing therefore, together with any other amounts owing to or from the Performing
                  Party under this Agreement (such total amount the "Termination Payment").  The Termination Payment shall be paid within one (1) Business Day of receipt of notice from the Performing Party.  "Settlement Payment" means the amount, as calculated in a commercially reasonable manner by the Performing Party, representing what a third party would pay to or receive from the Performing Party to assume the rights and obligations of the Defaulting Party under the remaining portion of this Agreement.  The Performing Party shall determine the Settlement Payment by using the average of three (3) quotes from leading dealers in the relevant market (unless three quotes are not available, in which case the Performing Party shall determine the Settlement Payment in a commercially reasonable manner using such quotes as are available).

         8.3      Set-off.  Without prejudice to its exercise of its rights under Article 8 at any time, the Performing Party may from
                  -------
                  time to time set off any or all amounts which the Defaulting Party owes to it (whether under this Agreement or a
                  Specified Agreement) against any or all amounts which it owes to the Defaulting Party (whether under this Agreement or a Specified Agreement) (the "Set-Off Amount").  The Set-Off Amount will be discharged promptly and in all respects to the extent of its setoff.  If the Performing Party elects to exercise its right to setoff under this
                  Section 8.3 it shall give notice to the Defaulting Party.  If an obligation is unascertained, the Performing Party may in good faith estimate that obligation and set-off in respect of that estimate, subject to such Performing Party accounting to the Defaulting Party when the obligation is ascertained.  Nothing in this Section 8.3 shall be effective to create a charge or other security interest.

         8.4      Limitation of Liability.  EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY
                  -----------------------
                  UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING,
                  WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUE OR THE LOSS OF USE OF EITHER, COSTS OF REPLACEMENT ENERGY OR OF
                  CAPITAL, OR CLAIMS OF CUSTOMERS OF THE OTHER PARTY RELATING TO LOSS OF ENERGY SUPPLY.

ARTICLE 9.        CREDITWORTHINESS

         9.1      Performance Assurance.  A Party (the "Requesting Party") may, from time to time, request that the other Party (the
                  ---------------------
                  "Posting Party") provide the Requesting Party with Performance Assurance if at any time the Requesting Party has reasonable grounds for insecurity concerning the Posting Party's ability to perform any of its obligations under this Agreement.  If the Posting Party fails to provide Performance Assurance within three (3) Business Days of said request, then the Requesting Party may, in its sole discretion, withhold or suspend its obligations under this
                  Agreement.  If the Posting Party fails to provide such Performance Assurance within three (3) Business Days of a written demand therefore, then the Requesting Party may declare such failure an Event of Default and exercise any or all other remedies available hereunder or pursuant to law.

         9.2      Insecurity.  For purposes of this Article 9:  (a) NEP shall be deemed to have "reasonable grounds for insecurity"
                  ----------
                  only if there has been a decrease in the rating of the long-term unsecured, unsubordinated debt of Morgan Stanley
                  Dean Witter and Co. below BBB- or Baa3 by S and P or Moody's, respectively; and (b) if the long-term unsecured, unsubordinated debt of NEP or of any of its guarantor(s) is rated by S and P's or Moody's, then Buyer shall be deemed to have "reasonable grounds for insecurity" only if there has been a decrease in the rating of any of such long-term unsecured, unsubordinated debt below BBB- or Baa3 by S and P's or Moody's, respectively.  If, as of the Effective Date, the long-term unsecured, unsubordinated debt of a Party, or any of its guarantor(s), is rated below the level specified in this Section, then the Requesting party has reasonable grounds for insecurity whenever such grounds exist under Mass. U.C.C. section 2-609 and may exercise any or all remedies available hereunder or pursuant to law.

         9.3      Simultaneously with the execution of this Agreement, Morgan Stanley Dean Witter and Co. will deliver an executed guaranty agreement to NEP, in a form acceptable to NEP.

ARTICLE 10.       CONFIDENTIALITY

         10.1     NEP and Buyer each agree not to disclose to any person and to keep confidential, and to cause and instruct its
                  Affiliates, officers, directors, employees, members and representatives not to disclose to any person and to keep confidential, any and all of the following "Confidential Information":  (a)  any information that is clearly marked
                  "Confidential;" (b) any oral communication that is subsequently reduced to writing and marked "Confidential;" (c)
                  invoices from Wyman No. 4 that show payment information concerning other owners of Unit; and (d) any other information that is required to be kept confidential by the terms of this Agreement.

                  Notwithstanding the foregoing, any such information may be disclosed:  (1) to the extent required, in the determination of the counsel of the Party requested to make the disclosure, by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving party gives the disclosing party written notice as soon as practicable prior to such disclosure; (2) to lenders, advisors and accountants of the Parties; (3) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure; and (4) to the extent any confidential information is available from public non-confidential sources or has been independently developed by the receiving party prior to its receipt from the disclosing party.  Notwithstanding any provision to the contrary herein, NEP may provide copies or information regarding this Agreement to any regulatory agency requesting and/or requiring such information.

                  In the event that either Party ("Disclosing Party") is requested or required to disclose any Confidential
                  Information, the Disclosing Party shall provide the other Party with prompt written notice of any such request or requirement, if such notice is, in the determination of the Disclosing Party's counsel, permitted by law, so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement.
                  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Disclosing Party, in the determination of counsel, is compelled to disclose Confidential Information, the Disclosing Party may disclose that portion of the Confidential Information which the Disclosing Party's counsel advises that the Disclosing Party is compelled to disclose.

         10.2     Exceptions.  Information of a confidential nature which: (a) has become public other than as a result of the breach
                  ----------
                  of this Section; or (b) was received by the disclosing party from another source who in turn was not under an obligation of confidentiality shall not be subject to this Section.

         10.3     Publicity.  The Parties shall consult with each other prior to issuing any public announcement, statement or other
                  ---------
                  disclosure with respect to this Agreement and shall not issue any such public announcement, statement or other disclosure without the prior written consent of both Parties, which consent shall not be unreasonably withheld.

ARTICLE 11.       MISCELLANEOUS

         11.1     Effective Date.  This Agreement shall be of no force and effect until the Effective Date.
                  --------------

         11.2     No Effect on Certain Rights.  Nothing contained herein shall be construed as affecting in any way the right of NEP
                  ---------------------------
                  to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder.

         11.3     Counterparts.  This Agreement may be executed and delivered in counterparts, including by a facsimile transmission
                  ------------
                  thereof, each of which shall be deemed an original.

         11.4     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the
                  ----------
                  parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, (i) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purpose of financing or refinancing, including upon or pursuant to the exercise of remedies under a financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its duties and obligations under this Agreement.  NEP agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as NEP's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         11.5     Notices.  Any notice, demand, or request required or authorized by this Agreement to be given by one Party to
                  -------
                  another Party shall be in writing.  It shall either be sent by facsimile (confirmed by telephone), courier, personally delivered or mailed, postage prepaid, to the representative of the other Party designated in this
                  Article.  Any such notice, demand, or request shall be deemed to be given (i) when sent by facsimile confirmed by telephone, (ii) when actually received if delivered by courier or personal delivery or (iii) three (3) calendar days after deposit in the United States mail, if sent by first class mail.

                  Notices and other communications by Buyer to NEP shall be addressed to:

                           NAME                      William S. Hass
                           Title                     Manager of Generation Investments
                           COMPANY          New England Power Company
                           Address          25 Research Drive
                           Address          Westborough, MA 01582
                           Phone                     (508) 389-2793
                           Fax                       (508) 389-2962

                  Notices and other communications by NEP to Buyer shall be addressed to:

                           NAME                      Deborah Hart
                           Title                     Morgan Stanley Capital Group Inc.
                           COMPANY          Commodities Department
                           Address          1585 Broadway - 4th Floor
                           Address          New York, NY 10036
                           Phone                     (212) 761-5920
                           Fax                       (212) 761-0290
                           Scheduling:               24-Hour (212) 761-8748

                  Invoices to:                       Peter Miller
                                                     Morgan Stanley Capital Group Inc.
                                                     Commodities Department
                                                     1585 Broadway - 4th Floor
                                                     New York, NY 10036

                  Payments to:                       Morgan Stanley Capital Group Inc.
                                                     Northern Trust International NY
                                                     ABA:  026001122
                                                     Account:  102897-20010
                                                     Confirmation:  MSCG

                  Any Party may change its representative by written notice to the others.  The parties' representatives designated herein shall have full authority to act for their respective principals in all technical matters relating to the performance of this Agreement.  They shall not, however, have the authority to amend, modify, or waive any provision of this Agreement unless they are authorized officers of their respective entities.

         11.6     Governing Law.  The interpretation and performance of this Agreement shall be according to and controlled by the
                  -------------
                  laws of the Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable
                  Massachusetts principles of conflicts of laws).

         11.7     FERC Filing.  NEP shall file this Agreement with FERC within thirty (30) calendar days after December 1, 2001.
                  -----------

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.

                                                     NEW ENGLAND POWER COMPANY
                                                     By:  /s/  Terry L. Schwennesen
                                                     Name:  Terry L. Schwennesen
                                                     Title:  Vice President, Generation Investments

                                                     MORGAN STANLEY CAPITAL GROUP INC.
                                                     By:  /s/ Simon T.W. Greenshields
                                                     Name:  Simon T.W. Greenshields
                                                     Title:  Vice President